Exhibit (d)-(2)

Execution Version

SUPPORT AGREEMENT

By and Among

AUTUMNX HOLDINGS LIMITED

SUPPORTING SHAREHOLDERS

and

MANAGEMENT PARTY

Dated as of May 12, 2026

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This SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 12, 2026, by and among:

(i)	AutumnX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“HoldCo”);

(ii)	Each person listed in the column titled “Supporting Shareholder” on Schedule A hereto (each, a “Supporting Shareholder” and collectively, the “Supporting Shareholders”); and

(iii)	The person listed in the column titled “Management Party” opposite the name of a Supporting Shareholder on Schedule A hereto (the “Management Party”, and such Supporting Shareholder is referred to as the “Affiliated Supporting Shareholder” of the Management Party).

Where a Supporting Shareholder has a corresponding person listed as “Management Party” opposite its name on Schedule A hereto, such person shall be referred to herein as the “Management Party” of such Supporting Shareholder, and such Supporting Shareholder is referred to as the “Affiliated Supporting Shareholder” of such Management Party.

Each of HoldCo, the Supporting Shareholders and the Management Party is referred to herein as a “Party” and collectively, the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, SpringX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), HoldCo, SummerX Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of HoldCo (“Merger Sub”), and Cloopen Group Holding Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), concurrently with the execution and delivery of this Agreement, entered into that certain Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and becoming a wholly-owned Subsidiary of HoldCo (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, Trustbridge Partners VII, L.P. (“Initial Sponsor”), the Management Party, Parent, HoldCo, Merger Sub and other Investors executed and delivered that certain interim investors agreement (as may be amended, restated, supplemented or otherwise modified from time to time, the “Interim Investors Agreement”), which governs certain actions of the parties thereto with respect to the Merger Agreement, this Agreement, the Equity Commitment Letters, the Limited Guarantees and certain other matters including the sharing among the Investors of expenses and any termination fee that may become payable by the Company to HoldCo or HoldCo to the Company, as applicable;

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WHEREAS, as of the date hereof, each Supporting Shareholder is the beneficial owner of such type and number of Shares (including Shares represented by ADSs) and Company Equity Awards as set forth in the column titled “Owned Securities” opposite such Supporting Shareholder’s name on Schedule A hereto (collectively, such Supporting Shareholder’s “Owned Securities”);

WHEREAS, as of the date hereof, the Management Party is the beneficial owner of the Owned Securities held by his Affiliated Supporting Shareholder as listed on Schedule A (if applicable);

WHEREAS, in connection with the consummation of the Transactions, each Supporting Shareholder agrees to, and its Affiliated Management Party (if applicable) agrees to cause such Supporting Shareholder to: (a) vote such Supporting Shareholder’s Voting Securities in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger, and (b) the cancellation of such Rollover Shareholder’s Rollover Securities (including such Rollover Shareholder’s Rollover Shares and Company Equity Awards) in exchange for such type and number of newly issued HoldCo Shares (as defined below) as set forth in the column titled “HoldCo Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (with respect to such Rollover Shareholder, its and/or its designated Affiliate(s)’s “HoldCo Shares”) and the consideration for the Company Equity Awards in accordance with and subject to the terms of this Agreement and the Merger Agreement;

WHEREAS, in order to induce Parent, HoldCo and Merger Sub (collectively, the “Parent Parties”) to enter into the Merger Agreement and consummate the Transactions, including the Merger, the Supporting Shareholders are entering into this Agreement;

WHEREAS, the Supporting Shareholders acknowledge that Parent, HoldCo and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

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Article I
VOTING

Section 1.01 Voting

From and after the date hereof until the Expiration Time (as defined below), each Supporting Shareholder and its Affiliated Management Party (if applicable), in any and all capacities, hereby irrevocably, exclusively and unconditionally agrees, and agrees not to withdraw, amend or otherwise modify such agreement that at the Shareholders’ Meeting, any other annual or extraordinary general meeting of the shareholders of the Company and any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought in respect of any of the matters described below, such Supporting Shareholder shall, and its Affiliated Management Party shall cause such Rollover Shareholder to (if applicable): (x) appear or cause its representative(s) to appear at such meeting or otherwise cause its Voting Securities to be counted as present thereat for purposes of determining whether a quorum is present and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any, and (y) vote or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of its Voting Securities:

(a) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, the Post-Closing M&A and the consummation of the Transactions, including the Merger;

(b) against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger or the consummation of the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger;

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to facilitate a Competing Transaction or in any way impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Supporting Shareholder of its, or performance by such Affiliated Management Party of his (if applicable), obligations under this Agreement, including, without limitation:

(i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger);

(ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries;

(iii) an election of new members to the Company Board, other than nominees to the Company Board who are serving as members of the Company Board on the date of this Agreement or are nominated by the Company Board or as otherwise provided in the Merger Agreement;

(iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by HoldCo; or

(v) any other action that would require the written consent of HoldCo pursuant to Section 5.01 of the Merger Agreement, except if approved in writing by HoldCo;

(d) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Supporting Shareholder or its Affiliated Management Party (if applicable) contained in this Agreement, or the Interim Investors Agreement;

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(e) in favor of any other matter to consummate the Transactions, including the Merger, or otherwise requested by HoldCo in order to consummate the Transactions, including the Merger, in each case solely to the extent necessary and directly related to the consummation of the Transactions as contemplated by the Merger Agreement; and

(f) in favor of any adjournment or postponement of the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in this Section 1.01 is to be considered (and any adjournment or postponement thereof) as may be requested by HoldCo.

Notwithstanding anything to the contrary in this Section 1.01, (i) the Management Party is acting hereunder solely in the Management Party’s capacity as the indirect beneficial owner of Rollover Securities through his Affiliated Supporting Shareholder and not in any other capacity, including without limitation any capacity as a director or officer of the Company; (ii) nothing in this Section 1.01 shall obligate the Management Party to take, or forbear from taking, any action in his capacity as a director or officer of the Company; and (iii) no action taken (or omitted to be taken) by the Management Party solely in his capacity as a director or officer of the Company in order to comply with his fiduciary duties under applicable Law shall constitute a breach of this Section 1.01; provided, however, that nothing in this Section shall be deemed to waive, amend or modify any of the Management Party’s obligations under this Agreement in his capacity as a Shareholder.

Article II
ROLLOVER SECURITIES

Section 2.01 Irrevocable Election

The execution of this Agreement by each Rollover Shareholder evidences, subject to Article V, the irrevocable election and agreement by such Rollover Shareholder to:

(a) the cancellation of such Rollover Shareholder’s Rollover Securities in accordance with Section 2.02 and

(b) the subscription by such Rollover Shareholder and/or its designated Affiliate(s) for newly issued HoldCo Shares in accordance with Section 2.03, in each case, on the terms and conditions set forth herein.

Section 2.02 Cancellation of Rollover Securities

Subject to the terms and conditions set forth herein, each Rollover Shareholder irrevocably agrees that, at the Effective Time:

(a) all Rollover Shares held by such Rollover Shareholder shall promptly be cancelled and cease to exist without payment of any cash consideration or distribution therefor in accordance with Section 2.01(c) of the Merger Agreement, in exchange for HoldCo Shares to be issued pursuant to Section 2.03;

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(b) The remaining Shares held by such Rollover Shareholder, other than Rollover Shares, shall be converted into the right to receive an amount in cash (without interest), in accordance with Section 2.01(a) or Section 2.01(b) of the Merger Agreement, as applicable; and

(c) all Company Equity Awards held by such Rollover Shareholder shall be cancelled and cease to exist in accordance with Section 2.02 of the Merger Agreement.

Each Supporting Shareholder shall promptly take all actions, execute and deliver all documents and instruments, and do all such further acts as may be requested by HoldCo to cause its Owned Securities to be treated as set forth herein.

Section 2.03 Issuance and Subscription of HoldCo Shares

(a) At the Rollover Closing (as defined below), in consideration for the cancellation of the Rollover Securities held by each Rollover Shareholder in accordance with  Section 2.02:

(i) HoldCo shall issue to such Rollover Shareholder (and/or, if designated by such Rollover Shareholder in writing, Affiliate(s) of such Rollover Shareholder), and such Rollover Shareholder and/or its Affiliate(s) shall subscribe for or otherwise receive such number of HoldCo Shares as set forth on Schedule A hereto opposite such Rollover Shareholder’s name, in accordance with Section 2.01(c) of the Merger Agreement;

(ii) Each Company Equity Award held by such Rollover Shareholders shall be treated in accordance with Section 2.02 of the Merger Agreement.

(b) Each Rollover Shareholder hereby acknowledges and agrees that:

(i) the delivery of such HoldCo Shares contemplated by Section 2.03(a) shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent, HoldCo and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled at the Effective Time as contemplated by Section 2.02 above,

(ii) such Rollover Shareholder shall have no right to any Merger Consideration in respect of the Rollover Securities held by such Rollover Shareholder. No HoldCo Shares issued in connection with the Merger shall be issued at a lower price per share than the HoldCo Shares issued hereunder (it being understood that the HoldCo Shares issued hereunder are deemed to be issued at a price per share based on each Rollover Security having a value equal to the Per Share Merger Consideration).

Section 2.04 Rollover Closing

(a) Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), with respect to the Rollover Shareholders and their respective designated Affiliate(s), the issuance and subscription of HoldCo Shares contemplated hereby (the “Rollover Closing”) shall take place as contemplated by the Merger Agreement at or immediately prior to the Closing (irrespective of actual funds flow) or at such other time as the HoldCo determines to be appropriate for reasonable considerations.

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(b) If for any reason the Merger fails to occur but the Rollover Closing contemplated by this Article II has already taken place, then HoldCo shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it was in with respect to ownership of the Rollover Securities prior to the Rollover Closing.

Section 2.05 Deposit of Rollover Securities

No later than five (5) Business Days prior to the Rollover Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any Rollover Securities (if any) shall deliver or cause to be delivered to HoldCo such certificates representing such Rollover Securities in such Rollover Shareholder’s possession, for disposition in accordance with the terms of this Agreement; such certificates and instruments shall be held by HoldCo or any agent authorized by HoldCo until the Rollover Closing. To the extent that any Rollover Securities of a Rollover Shareholder are held in street name or otherwise represented by ADSs, such Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by HoldCo to reflect or give effect to the cancellation of such Rollover Securities in accordance with this Agreement; provided, that HoldCo shall pay or promptly reimburse any such Rollover Shareholder for any cost incurred to surrender its ADSs in exchange for certificates evidencing any Rollover Securities in connection with the disposition thereof.

Section 2.06 Delivery of Register of Members and Share Certificates

At the Rollover Closing, HoldCo shall deliver (or cause to be delivered) to each Rollover Shareholder:

(a) a copy of the updated register of members of HoldCo as of the date of the Rollover Closing, certified by the registered agent or a duly authorized officer of HoldCo, reflecting the issuance of the HoldCo Shares to such Rollover Shareholder (and/or its designated Affiliate(s)); and

(b) as soon as reasonably practicable, a share certificate representing the number of HoldCo Shares issued to such Rollover Shareholder (and/or its designated Affiliate(s)) in accordance with this Agreement.

Section 2.07 Tax Treatment

Solely for U.S. federal income tax purposes, if applicable, the Parties hereto agree to treat the cancellation of the Rollover Securities pursuant to Section 2.02 and the issuance of HoldCo Shares pursuant to Section 2.03 as contributions that are governed by Sections 351 or 721 of the Code, as applicable. Solely for U.S. federal income tax purposes, the Parties hereto shall not take any action inconsistent therewith unless otherwise required pursuant to a final “determination” as defined in Section 1313 of the Code.

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Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE

MANAGEMENT PARTy AND THE SUPPORTING SHAREHOLDERS

Section 3.01 Representations and Warranties

Each of the Management Party and the Supporting Shareholders, severally and not jointly, represents and warrants to HoldCo that, as of the date hereof and as of the Rollover Closing:

(a) such Party has the requisite power and authority to execute and deliver this Agreement, to perform such Party’s obligations hereunder and to consummate the transactions contemplated hereby and,

(i) if such Party is not a natural person, such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; such Party has full legal right, power, capacity and authority to own the Rollover Securities and to vote, transfer and otherwise exercise all rights with respect to the Rollover Securities;

(ii) if such Party is a natural person, such Party has full legal capacity under applicable Laws to enter into this Agreement and perform all obligations hereunder；

(b) this Agreement has been duly executed and delivered by such Party and, if such Party is not a natural person, the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Party, and no other corporate or similar actions or proceedings on the part of such Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; if such Party is a natural person, there is no legal impediment, court order, injunction or other restriction that would prevent such Party from executing, delivering or performing this Agreement;

(c) this Agreement constitutes a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(d) such Rollover Shareholder:

(i) (A) is and, immediately prior to the Rollover Closing, will be the beneficial owner of, and has and, immediately prior to the Rollover Closing, will have good and valid title to, its Rollover Securities, free and clear of any and all Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Supporting Shareholder and its Affiliated Management Party of their respective obligations under this Agreement, and (B) has and, as of the Rollover Closing will have, sole voting power, power of disposition, and power to control dissenter’s rights, with respect to all of its Rollover Securities, or if such rights are shared with its Affiliated Management Party, such sharing arrangement shall not impair, limit or restrict the performance of such Rollover Shareholder’s or its Affiliated Management Party’s obligations (if applicable) under this Agreement, in each case of the foregoing clauses (A) and (B), subject to the terms of this Agreement and the Interim Investors Agreement;

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(ii) except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments whether oral or written of any character to which it is a party relating to the pledge, disposition or voting of any of its Rollover Securities and its Rollover Securities are not subject to any voting trust agreement or other Contract to which it or its Affiliated Management Party (if applicable) is a party restricting or otherwise relating to the voting or direct or indirect transfer of such Rollover Securities, other than any restriction created by this Agreement and the Interim Investors Agreement or the voting power granted by it to its Affiliated Management Party (if applicable);

(iii) it has not directly or indirectly transferred any interest in any of its Rollover Securities; and

(iv) it has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Securities, except the voting power granted by it to its Affiliated Management Party (if applicable) or as contemplated by this Agreement;

(e) other than such Party’s Owned Securities as set forth in Schedule A, such Party does not own, beneficially or of record, or have the right to acquire, any Company Securities, or any direct or indirect interest in any such securities (including by way of derivative securities) as of the date hereof; and such Party has not taken any action inconsistent with this Agreement in respect of the disposition, transfer, pledge or other dealing of any Owned Securities (whether owned by such Party or otherwise) that would or could reasonably be expected to impair, interfere with or adversely affect the performance of its obligations under this Agreement;

(f) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands:

(i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Party for the execution, delivery and performance of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby, and

(ii) neither the execution, delivery or performance of this Agreement by such Party, nor the consummation by such Party of the transactions contemplated hereby, nor compliance by such Party with any of the provisions hereof shall (x), if such Party is not a natural person, conflict with or violate any provision of the organizational documents of such Party; or if such Party is a natural person, conflict with or violate any trust deed, family arrangement, marital property agreement or similar arrangement binding on such Party or such Party’s assets, which would prevent, impede or materially interfere with the performance of such Party’s obligations under this Agreement, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Party pursuant to, any Contract, whether or not in writing, to which such Party is a party or by which such Party or any property or asset of such Party is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Party of such Party’s obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule, regulation or any judgment or award of any arbitral tribunal applicable to such Party or any of such Party’s properties or assets;

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(g) as of the date hereof, there is no Action pending or, to the knowledge of such Party, threatened against such Party that restricts or prohibits, or would reasonably be expected to restrict or prohibit, the performance by such Party of its obligations under this Agreement; and such Party is not subject to any judgment, order, decree or settlement agreement that would impair its ability to perform its obligations hereunder;

(h) such Party has conducted its own independent investigation and due diligence of the transactions contemplated hereby, has had the opportunity to ask questions of and receive answers from HoldCo’s representatives, has reviewed all documents it deemed necessary; such Party has consulted with its own legal, tax and financial advisors concerning this Agreement and the transactions contemplated hereby and the merits and risks of owning HoldCo Shares; and

(i) such Party understands and acknowledges that Parent, HoldCo and Merger Sub are entering into the Merger Agreement in express reliance upon such Party’s execution, delivery and performance of this Agreement; any breach by such Party of this Agreement shall constitute a material inducement failure that entitles HoldCo to seek all available remedies including specific performance pursuant to Section 6.07.

Section 3.02 Covenants

Each of the Management Party (if applicable) and the Supporting Shareholders, severally and not jointly:

(a) agrees, prior to the Expiration Time, not to take any action, or omit to take any action, that would or could reasonably be expected to make any representation or warranty of such Party contained herein untrue, incorrect or misleading in any respect, or that would have or could reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Party of its obligations under this Agreement; and agrees to promptly notify HoldCo in writing upon becoming aware of any fact, event or circumstance that has caused or could reasonably be expected to cause any representation or warranty of such Party to become untrue, incorrect or misleading in any respect;

(b) irrevocably waives and agrees not to exercise, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal or rights of dissent from the Merger that such Party may have with respect to any Company Securities beneficially owned by such Party (including any rights under Section 238 of the Companies Act);

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(c) agrees to permit Company to publish and disclose in the Proxy Statement and the Schedule 13E-3 (including all documents filed with the SEC in accordance therewith), such Party’s identity and beneficial ownership of Shares and Company Equity Awards and the nature of such Party’s commitments, arrangements and understandings under this Agreement, to the extent required by applicable Law or reasonably determined by HoldCo to be necessary in connection with the Transactions; provided that HoldCo shall provide such Party with a reasonable opportunity to review and comment on any such disclosure specifically relating to such Party prior to publication, and shall give due consideration to all reasonable comments; provided, further, that the final determination as to the contents of such disclosure shall be made by HoldCo to comply with applicable Law;

(d) agrees and covenants that such Party shall promptly notify HoldCo in writing within three (3) Business Days of any change in the beneficial ownership of any Company Securities by such Party, including any acquisition, disposition, pledge or encumbrance thereof; any Company Securities acquired by such Party after the date hereof shall automatically constitute Rollover Securities subject to all terms and conditions of this Agreement without any further action required, except for any restrictions or obligations arising under such Supporting Shareholder’s organizational or constitutional documents (including any limited partnership agreement, side letter or similar agreement) that are not specific to the Company Securities;

(e) to the extent such Party is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, such Party shall, as soon as practicable after the date hereof, at its own expense, take all actions to comply with the applicable Laws of the PRC to the extent such Party is subject to or required by such applicable Laws of the PRC.

(f) agrees that, upon request of HoldCo, such Party shall execute and deliver any additional documents, consents or instruments and take such further actions as HoldCo may deem reasonably necessary to carry out the provisions of this Agreement; and

(g) agrees further that any HoldCo Shares to be issued hereunder will be subject to terms and conditions determined by HoldCo (including a shareholders agreement of HoldCo or other definitive governance or similar agreements governing the relationship between the shareholders of HoldCo following the Rollover Closing) and such Party shall enter into any agreement requested by HoldCo relating thereto;

(h) agrees and covenants that from the date hereof until any termination of this Agreement pursuant to Section 5.01, the Rollover Shareholder shall not, directly or indirectly, (i) tender any Owned Securities into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Securities or any right, title or interest thereto or therein (including by operation of Law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Owned Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Shareholder’s economic interest in such Owned Securities and/or (y) grants a third party the right to vote or direct the voting of such Owned Securities, (iii) deposit any Owned Securities into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Owned Securities, (iv) knowingly take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Rollover Shareholder from performing any of its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

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(i) agrees and covenants further, severally and not jointly, that the Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares, or upon exercise or conversion of any securities of the Company, after the date hereof.

Article IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDCO

Section 4.01 Representations and Warranties

HoldCo represents and warrants to each Supporting Shareholder that as of the date hereof and as of the Rollover Closing:

(a) as of the date hereof, HoldCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly and validly executed and delivered by HoldCo; assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legal, valid and binding obligation of HoldCo, enforceable against HoldCo in all material respects in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(c) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of HoldCo for the execution, delivery and performance of this Agreement by HoldCo or the consummation by HoldCo of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by HoldCo, nor the consummation by HoldCo of the transactions contemplated hereby, nor compliance by HoldCo with any of the provisions hereof shall (x) conflict with or violate any provision of the organizational documents of HoldCo, (y) result in any material breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of HoldCo pursuant to, any material Contract to which HoldCo is a party or by which HoldCo or any of its property or asset is bound or affected, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HoldCo or any of its properties or assets;

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(d) at the Rollover Closing, the HoldCo Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions arising under applicable securities Laws, the organizational documents of HoldCo or other governance agreement entered into in connection with the transactions contemplated hereby;

(e) at and immediately after the Rollover Closing, subject to any adjustments contemplated by the Interim Investors Agreement or the Equity Commitment Letters, and subject to any changes approved in writing by the Parties:

(i) the authorized share capital of HoldCo shall consist of 500,000,000 ordinary shares, par value US$ 0.0001 per share (“HoldCo Shares”); and

(ii) except as contemplated by the Merger Agreement, the Equity Commitment Letters or the Interim Investors Agreement or as otherwise agreed to by the Parties, there shall be (A) no outstanding options, warrants, or other rights to acquire share capital of HoldCo, (B) no outstanding securities exchangeable for or convertible into share capital of HoldCo, and (C) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities;

(f) Merger Sub is wholly-owned by HoldCo; and

(g) HoldCo is wholly-owned by Parent.

Section 4.02 Covenants

HoldCo hereby covenants that:

(a) agrees, prior to the Expiration Time, not to take any action, or omit to take any action, that would or could reasonably be expected to make any representation or warranty of HoldCo contained herein untrue, incorrect or misleading in any material respect, or that would have or could reasonably be expected to have the material adverse effect of preventing, impeding, interfering with the performance by HoldCo of its obligations under this Agreement; and agrees to promptly notify other Parties in writing upon becoming aware of any fact, event or circumstance that has caused or could reasonably be expected to cause any representation or warranty of HoldCo to become untrue, incorrect or misleading in any material respect;

(b) HoldCo shall not amend, supplement or modify the Merger Agreement in a way that is or could reasonably be expected to have a material and adverse impact on the disproportionate economic interests, governance rights or obligations of the Management Party or his Affiliated Supporting Shareholder, without the prior written consent of such Management Party or his Affiliated Supporting Shareholder.

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Article V
TERMINATION

Section 5.01 Termination

This Agreement, and the obligations of a Supporting Shareholder or its Affiliated Management Party (if applicable) hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of such Supporting Shareholder or its Affiliated Management Party, on one hand, and HoldCo, on the other hand (such time, the “Expiration Time”); provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any Party’s liability for any breach of this Agreement prior to the termination of this Agreement.

Article VI
MISCELLANEOUS

Section 6.01 Joint Liability

The Management Party (if applicable) shall cause his Affiliated Supporting Shareholder to perform its obligations under this Agreement, including such Supporting Shareholder’s obligations under Article I and Article II.

Section 6.02 Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon actual receipt, if delivered personally, (ii) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (iii) upon transmission, if sent by e-mail on a Business Day prior to 5:00 p.m. Hong Kong time (and otherwise on the next Business Day), in each case to the respective Parties at the addresses as set forth on Schedule B hereto under each Party’s name (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.02).

Section 6.03 Amendments; Waivers

(a) Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each Party; provided, however, that no Party shall, and each Party shall procure its Affiliates not to, agree to, or permit, any amendment, modification, supplement or waiver of any provision of this Agreement or any other Transaction Document (as defined below) that would have an impact on any Supporting Shareholder that is disproportionately adverse to such Supporting Shareholder compared to the other Supporting Shareholders, without the prior written consent of such affected Supporting Shareholder. For the avoidance of doubt, for purposes of this Agreement, the “Transaction Documents” shall mean the Merger Agreement, the Interim Investors Agreement, the Financing Documents, the Limited Guarantees, this Agreement, or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (including, in each case, any exhibits, annexes and schedules attached thereto), and each, a “Transaction Document”.

(b) Except as otherwise provided herein, no provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 6.04 Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.05 Governing Law; Jurisdiction

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters arising out of or relating to the cancellation of the Rollover Securities contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands.

(b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.05(a), any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.05(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.05, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(d) Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Merger Agreement and in the case of each Party at the address as set forth on Schedule B hereto under such Party’s name (or at such other address for such Party as shall be specified in a notice given in accordance with Section 6.02). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

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Section 6.06 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.06.

Section 6.07 Exercise of Rights and Remedies

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages alone would not be an adequate remedy for such damages. Except as otherwise set forth in this Section 6.07, including the limitations set forth in Section 6.07(c), each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

(c) The Parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each Party waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each Party shall be entitled to an order or injunction and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement in accordance with the terms of this Section 6.07. In the event any Party seeks an order or injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not, in accordance with the terms of this Section 6.07, be required to provide any bond or other security in connection with such order or injunction.

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Section 6.08 Entire Agreement

This Agreement, the Interim Investors Agreement, the Equity Commitment Letters, the Limited Guarantees, the Merger Agreement and the agreements contemplated hereby and thereby, constitute the entire agreement, and supersede all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties and any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.

Section 6.09 Assignment; No Third-Party Beneficiaries

Other than as provided herein, this Agreement and the rights, interests and obligations hereunder shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that HoldCo may assign its rights and obligations under this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by HoldCo, as applicable. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, shall be construed as giving any person, other than the Parties and their respective heirs, successors, legal representatives and permitted assigns any right, remedy, obligation, liability or claim under or in respect of this Agreement or any provision hereof.

Section 6.10 No Presumption Against Drafting Party

Each Party acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 6.11 Confidentiality

This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Parties; provided, however, that each Party may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the Transactions (including the Proxy Statement and the Schedule 13E-3) or in connection with any litigation relating to the Merger Agreement and the Transactions as permitted by or provided in the Merger Agreement and each Supporting Shareholder may disclose the existence and content of this Agreement to such Supporting Shareholder’s Non-Recourse Parties (as defined in the Limited Guarantees).

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Section 6.12 Certain Definitions.

For purposes of this Agreement:

(a) the terms “Investors”, “EC Investors”, “Company Securities” and “beneficially owned”, “beneficial owner” and like expression shall have the meanings ascribed to such terms in the Interim Investors Agreement;

(b) “Affiliated Supporting Shareholder” means, with respect to the Management Party, the applicable Supporting Shareholder (including Rollover Supporting Shareholder, if applicable) listed opposite such Management Party’s name in Schedule A;

(c) “Affiliated Management Party” means, with respect to each applicable Supporting Shareholder, the Management Party listed opposite such Supporting Shareholder’s name in Schedule A;

(d) “Rollover Shareholder” means each Supporting Shareholder that has a number of Rollover Shares greater than zero set forth opposite its name on Schedule A hereto (collectively, the “Rollover Shareholders”);

(e) “Rollover Shares” means such number of Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Supporting Shareholder’s name on Schedule A hereto;

(f) with respect to each Rollover Shareholder, such type and number of Shares (including Shares represented by ADSs) and Company Equity Awards as set forth in the column titled “Rollover Securities” opposite such Supporting Shareholder’s name on Schedule A hereto shall be collectively referred to herein as such Rollover Shareholder’s “Rollover Securities” and each, a “Rollover Security”; and

(g) with respect to each Supporting Shareholder, the Shares (including Shares represented by ADSs) beneficially owned by such Supporting Shareholder as set forth in the columns titled “Class A Ordinary Shares” and “Class B Ordinary Shares”, respectively, opposite such Supporting Shareholder’s name on Schedule A hereto, together with any Shares (including Shares represented by ADSs) acquired by such Supporting Shareholder or any of such Supporting Shareholder’s Affiliates following the date hereof and prior to the Closing, including by means of purchase, dividend, distribution or issuance upon the exercise of or settlement of any Company Options, awards or warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as such Supporting Shareholder’s “Voting Securities”.

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Section 6.13 Interpretation

When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”.

Section 6.14 Counterparts

This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 6.15 Additional Supporting Shareholders

Any holder of Shares of the Company who has not executed this Agreement as of the date hereof may, with HoldCo’s prior written consent, become a party to, and be bound by, this Agreement as a Supporting Shareholder and/or Management Party by signing and delivering to Parent a joinder in the form of Exhibit A hereto (a “Joinder Agreement”), and upon execution thereof, Schedule A shall be deemed amended accordingly.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

HOLDCO

AutumnX Holdings Limited

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Cloopen Co., Ltd.

By:	/s/ Changxun Sun
Name:	Changxun Sun
Title:	Director

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Changxun Sun

By:	/s/ Changxun Sun

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Trustbridge Partners V, L.P.

By:	/s/ LIN Ning David
Name:	LIN Ning David
Title:	Authorized Signatory

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Novo Investment HK Limited

By:	/s/ Fei Xun
Name:	Fei Xun
Title:	Director

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Image Frame Investment (HK) Limited

By:	/s/ Tse Cheuk Yin Tiffany
Name:	Tse Cheuk Yin Tiffany
Title:	Authorized Signatory

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Parantoux Vintage PE Ltd.

By:	/s/ DIAO Yang
Name:	DIAO Yang
Title:	Director

Signature Page to Support Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Flawless Success Limited

By:	/s/ DU Menghan
Name:	DU Menghan
Title:	Directors of Kastle Limited which is the director of Flawless Success Limited

Signature Page to Support Agreement